Filed Pursuant to Rule 424(b)(2)

Registration No. 333-141899

Prospectus Supplement

(To Prospectus Supplement Dated April 12, 2007 and Prospectus Dated April 5, 2007)

Common Stock

Pursuant to a Sales Agency Financing Agreement dated as of April 12, 2007 between Westar Energy, Inc., a Kansas corporation and BNY Capital Markets, Inc., a registered broker-dealer organized under the laws of New York (“BNYCMI”), which has been filed as an exhibit to our report on Form 8-K with the Securities Exchange Commission (“SEC”) on April 12, 2007, and which is incorporated by reference herein, during the period April 12, 2007 through May 3, 2007, we sold, through BNYCMI, as our agent, an aggregate of 1,568,767 shares of our common stock, par value $5.00 per share, pursuant to ordinary brokers’ transactions on the New York Stock Exchange.

April 12, 2007 – May 3, 2007
Gross Proceeds to Us	$43,956,544
Commission to Agent	439,473

Net Proceeds to Us	$43,517,071

On May 3, 2007 the last reported sales price of the Common Stock on the New York Stock Exchange was $27.63.

The filing fee with respect to the above referenced securities was previously transmitted to the SEC as indicated in our prospectus supplement dated as of and filed with the SEC on April 12, 2007.

Neither the SEC nor any state securities regulators or other regulatory bodies have approved or disapproved of these securities, or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

BNY Capital Markets, Inc.

The date of this prospectus supplement is May 10, 2007.